[GRAPHIC OMITTED][GRAPHIC OMITTED]
                   Universal Stainless & Alloy Products, Inc.
               600 Mayer Street o Bridgeville, Pennsylvania 15017

                                 CONTACTS: Richard M. Ubinger
                                           Vice President of Finance,
                                           Chief Financial Officer and Treasurer
                                           (412) 257-7606
FOR IMMEDIATE RELEASE
                                           Comm-Partners LLC
                                           June Filingeri
                                           (203) 972-0186


             UNIVERSAL STAINLESS REPORTS FIRST QUARTER 2003 RESULTS

          BRIDGEVILLE, PA, April 23, 2003 -- Universal Stainless & Alloy Products, Inc. (Nasdaq:USAP) today reported first quarter 2003 sales of $14.7 million and a net loss of $583,000, or $0.09 per diluted share. The net loss was less than the Company projected on March 19 due to a recalculation of its estimated annual effective income tax rate after taking into account its first quarter results and second quarter forecast. This had the effect of reducing the 2003 first quarter net loss by $411,000, or $0.07 per diluted share. In the first quarter of 2002, the Company recorded sales of $17.6 million and net income of $1.2 million, or $0.20 per diluted share.

          Commenting on the results, President and CEO Mac McAninch stated, "Our first quarter performance reflected continued weak demand for aerospace and power generation products, as well as higher raw material, labor and energy costs. However, we are encouraged that the level of orders entered improved month by month. In addition, 2003 first quarter sales to the service center and OEM markets exceeded 50% of total sales for the first time in our history. We expect this transition to continue because of the increased range of finished products we can offer as a result of the addition of our Dunkirk operation."

          The Company noted that while aerospace sales declined 20% from the 2002 first quarter and power generation sales were down 55% from the prior year period, they increased 30% and 5%, respectively, from the 2002 fourth quarter, aided in part by Dunkirk's contribution. Petrochemical product sales rose 7% and tool steel product sales increased 9% from the fourth quarter of 2002. These products were up even more dramatically from the first quarter of 2002, rising 74% and 30%, respectively. While commodity product sales were higher than the 2002 first quarter, they declined 40% from the 2002 fourth quarter as pricing pressures due to the economy and imports caused the Company to limit sales in this category.

USAP REPORTS FIRST QUARTER RESULTS                                    - Page 2 -

Segment Review
--------------

          The Company's Universal Stainless & Alloy Products segment had sales of $12.4 million and an operating loss of $774,000 for the first quarter of 2003. This compares with sales of $17.6 million and operating income of $2.5 million in the same period of 2002. The decrease reflects lower demand for power generation and aerospace products, partially offset by an increase in demand for tool steel products and reroll products shipped to the Dunkirk Specialty Steel segment.

          The Company's Dunkirk Specialty Steel segment, acquired on February 14, 2002, reported 2003 first quarter sales of $4.8 million and an operating loss of $599,000. In the fourth quarter of 2002, Dunkirk's sales were $4.1 million and the operating loss was $817,000. The Dunkirk facility continues to move forward from its start-up phase, with positive operating income expected once the monthly revenue run-rate exceeds $2 million. The improvement over the fourth quarter of 2002 reflects increased sales of rod and wire products and finished bar to service centers.

Business Outlook
----------------

The following statements are based on the Company's current expectations. These statements are forward-looking, and actual results may differ materially.

          The Company estimates that second quarter 2003 sales will range from $15 to $19 million and that it will incur a net loss per diluted share ranging from $0.07 to $0.12. In the second quarter of 2002, sales were $21.4 million and diluted earnings per share were $0.12. The following factors were considered in developing these estimates:

o The Company's total backlog approximated $14.6 million on March 31, 2003, as compared to $14 million at December 31, 2002.

o Demand for reroll and forging semi-finished products from the Universal Stainless & Alloy Products segment is expected to increase in anticipation of improving economic conditions.

o Sales from the Dunkirk Specialty Steel segment are expected to exceed the $5 million level in the 2003 second quarter.

o The projected net loss for the 2003 second quarter was determined utilizing an estimated effective income tax rate of 37%.

USAP REPORTS FIRST QUARTER RESULTS                                    - Page 3 -

          The Company noted that it will be in technical violation of certain financial covenants with PNC Bank in the second quarter as a result of the loss recognized for the 2003 first quarter and the loss anticipated for the 2003 second quarter. The Company has initiated discussions with PNC Bank and expects to either adjust the covenant restrictions in order to maintain compliance or obtain the necessary waivers until market conditions improve. The Company was successful previously in such discussions with PNC Bank.

          Mr. McAninch concluded, "We see growing evidence that demand across most customer groups is starting to improve and we expect it to slowly recover during the balance of the year. While it is too early to call the precise date of a turnaround, we are hopeful that we will return to profitability beginning in the second half of the year based on what we are hearing in the marketplace today."

Webcast
-------

          A simultaneous Webcast of the Company's conference call discussing the 2003 first quarter and the second quarter outlook, scheduled at 10:00 a.m.
(Eastern) today, will be available on the Company's website at WWW.UNIVSTAINLESS.COM, and thereafter archived on the website. A telephone replay of the conference call will be available beginning at 12:00 noon (Eastern) today, continuing through April 30th. It can be accessed by dialing 706-645-9291, passcode 9602050. This is a toll call.

About Universal Stainless & Alloy Products, Inc.
------------------------------------------------

          Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, Pa., manufactures and markets a broad line of semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company's products are sold to original equipment manufacturers, service centers, forgers, rerollers and wire redrawers.

Forward-Looking Information Safe Harbor
---------------------------------------

          Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the limited operating history of Dunkirk Specialty Steel LLC, risks associated with the Company's ability to meet its current loan covenants, risks associated with the receipt, pricing and timing of future customer orders, risks related to the financial viability of customers, risks associated with the manufacturing process and production yields, and risks related to property, plant and equipment. Certain of these risks and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

                           - FINANCIAL TABLES FOLLOW -

                   UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.
                              FINANCIAL HIGHLIGHTS
              (Dollars in thousands, except per share information)
                                   (Unaudited)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                           For the Quarter Ended
                                                                   March 31,
                                                                   ---------
                                                         2003              2002
                                                         ----              ----
Net sales                                            $ 14,700            $17,596
Cost of products sold                                  14,680             14,245
Selling and administrative expenses                     1,393              1,373
                                                     --------           --------
Operating income (loss)                               (1,373)              1,978
Interest expense                                         (95)              (110)
Other income                                               27                 31
                                                     --------           --------
Income (loss) before taxes                            (1,441)              1,899
Income tax expense (benefit)                            (858)                693
                                                     --------         - --------
Net income (loss)                                      $(583)           $  1,206
                                                     ========           ========
Earnings (loss) per share - Basic                    $ (0.09)           $   0.20
                                                     ========           ========
Earnings (loss) per share - Diluted                  $ (0.09)           $   0.20
                                                     ========           ========
Weighted average shares of
Common Stock outstanding
      Basic                                         6,284,638          6,077,272
                                                    =========          =========
      Diluted                                       6,285,619          6,112,587
                                                    =========          =========

--------------------------------------------------------------------------------

                     BUSINESS SEGMENT AND OTHER INFORMATION

Net sales:
     Universal Stainless & Alloy Products            $ 12,401          $  17,636
     Dunkirk Specialty Steel                            4,784                207
     Intersegment                                     (2,485)              (247)
                                                     --------          ---------
         Consolidated net sales                      $ 14,700          $  17,596
                                                     ========          =========
Operating income (loss):
      Universal Stainless & Alloy Products           $  (774)          $   2,484
      Dunkirk Specialty Steel                           (599)              (506)
                                                     --------          ---------
         Total operating income (loss)                (1,373)              1,978
Depreciation and amortization of fixed assets             806                750
Other income                                               27                 31
                                                     --------          ---------
EBITDA                                               $  (540)          $   2,759
                                                     ========          =========

Tons shipped                                            7,413              8,347
                                                     ========          =========

                           CONSOLIDATED BALANCE SHEET
                             (Dollars in thousands)

                                                March 31,           December 31,
                                                     2003                   2002
                                                     ----                   ----

Cash                                             $   6,347             $   3,308
Accounts receivable, net                            11,300                11,550
Inventory                                           21,667                22,717
Deferred taxes                                       1,152                 1,127
Other current assets                                 2,194                 2,454
                                                 ---------             ---------
Current assets                                      42,660                41,156
Property, plant & equipment, net                    41,315                42,246
Other assets                                           637                   642
                                                 ---------             ---------
                                                 $  84,612             $  84,044
                                                 =========             =========
Accounts payable                                 $   4,842             $   4,190
Bank overdrafts                                        691                   275
Accrued employment costs                             1,053                 1,019
Current portion of long-term debt                    1,985                 1,971
Other current liabilities                              444                   163
                                                 ---------             ---------
Current liabilities                                  9,015                 7,618
Long-term debt                                       7,046                 7,502
Deferred taxes                                       8,333                 8,123
                                                 ---------             ---------
Total liabilities                                   24,394                23,243
                                                 ---------             ---------
Stockholders' equity                                60,218                60,801
                                                 ---------             ---------
                                                 $  84,612             $  84,044
                                                 =========             =========

--------------------------------------------------------------------------------

                    CONSOLIDATED STATEMENT OF CASH FLOW DATA
                         For the Quarter Ended March 31,

                                                   2003                    2002
                                                   ----                    ----

Cash flow from operating activities              $ 2,962               $   4,088
Cash flow due to investing activities               (79)                 (1,623)
Cash flow due to financing activities                156                    (98)
                                                 -------               ---------
      Net cash flow                              $ 3,039               $  2,367
                                                 =======               =========

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